Exhibit 99.1

Youngevity International, Inc. (YGYI) Reports Record Revenue of $41.3 Million for the Third Quarter 2015

Management to Discuss Results on Conference Call Today

San Diego, CA - November 16, 2015, – Youngevity International, Inc. (OTCQX: YGYI) (www.YGYI.com), a global direct marketer of nutritional and lifestyle products and also a vertically-integrated producer of gourmet coffees for the commercial, retail and direct sales channels, today reported financial results for the third quarter and nine months ended September 30, 2015.

Third Quarter 2015 Highlights:

•	Revenues increased 9.9% over the prior year period to $41.3 million;

•	Gross Profit increased 19.3% to $25 million compared to the prior year period;

•	A non-cash benefit of $1.1 million was recorded due to change in fair value of warrant derivative liability;

•	Adjusted EBITDA remained approximately the same compared to the prior year period

"We are excited to report another quarter of record revenue as we continue to see strong demand for our products and ongoing consumer growth in the United States and beyond," stated Steve Wallach, Chief Executive Officer of Youngevity International. Mr. Wallach added, "During the third quarter, several key Youngevity products including our flagship Beyond Tangy Tangerine 2.0 earned a prestigious certification from NSF International, and our CLR Roaster’s Café La Rica Brand moved from number 7(seven) to 5 (five) for retail sales of espresso, surpassing major competitor brands, and CLR Roasters also signed a two year agreement to roast, grind, package and distribute coffee for Topco’s Full Circle Brand.  In addition, we recently announced our Chief Financial Officer, David Briskie, was appointed to the additional role of President of Youngevity International, in recognition of his outstanding leadership and business acumen.”

"We are very pleased with our performance to date and we are on track for a year of record revenue.  From an international perspective, we opened an office in Singapore, the gateway to the rest of Asia.  The launch of the office has brought our products into this major market," said David Briskie, Chief Financial Officer and President of Youngevity International.

Third Quarter 2015 Financial Results:

For the three months ended September 30, 2015, the Company reported revenue of $41.3 million, compared to $37.6 million in 2014, a 9.9% increase whereby 90% of our revenue was derived from our direct sales segment and approximately 10% of our revenue from our commercial coffee segment. The increase in direct selling revenue is attributed primarily to the increase in our product offerings, the increase in the number of distributors selling our product and the increase in the number of customers consuming our products as well as $3.1 million in additional revenues derived from the Company's 2014 and 2015 acquisitions compared to the prior period.

Gross Profit for the third quarter of 2015, increased approximately 19.3% to $25.0 million as compared to $21.0 million for the three months ended September 30, 2014. Gross Profit as a percentage of revenues increased to 60.6% in the third quarter of 2015 from 55.8% in the same period last year, primarily due to price increases on certain products in the direct selling segment that became effective as of the second quarter of the current year.

Operating expenses for the three months ended September 30, 2015, increased approximately 21.5% to $24.0 million as compared to $19.7 million for the three months ended September 30, 2014. The main contributor to the increase was derived from distributor compensation which increased 20.2% to $17.4 million in the current quarter from $14.5 million in the same period last year. This was primarily attributable to the increase in revenues and increased incentives as distributors achieve higher levels.

For the three months ended September 30, 2015, sales and marketing expense increased 9.6% to $2.4 million from $2.2 million in the same period last year, primarily due to increased compensation costs and increased distributor event costs.

For the three months ended September 30, 2015, general and administrative expense increased 35.8% to $4.2 million from $3.1 million for the same period in 2014 primarily due to increases in consulting costs, employee compensation and international expansion efforts. In addition, the Company recorded a non-cash expense of $120,000 related to the contingent acquisition liability during this quarter and $253,000 in non-cash expense related to warrant modifications, compared to a decrease of $342,000 in non-cash expense to contingent liability in the prior year. Excluding these non-cash expenses, general and administrative expense would have increased 11.5% to $3.8 million from $3.4 million for the same period in 2014.

For the three months ended September 30, 2015 there was a non-cash expense reduction of $1,069,000 as a result of the change in fair value of warrant derivative, compared to the non-cash expense of $273,000 during the three months ended September 30, 2014. The primary reason for the change in the valuation of the warrant derivative liability was due to the decrease in the market price of the Company’s stock to $0.33 as of September 30, 2015, compared to $0.38 as of June 30, 2015.

Net income was $416,000 for the three months ended September 30, 2015, compared to a net income of $185,000 for the three months ended September 30, 2014.

EBITDA (earnings before interest, taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense and change in fair value of warrants, or "Adjusted EBITDA", was $2,083,000 for the three months ended September 30, 2015 compared to $2,061,000 in the same period for the prior year. Excluding the non-cash expenses discussed in the general and administrative expenses above, Adjusted EBITDA would have been $2,456,000, compared to $1,719,000 for the same period in the prior year.

Fiscal 2015 Nine Months Results:

For the nine months ended September 30, 2015, our revenue increased 20.8% to $116.9 million as compared to $96.7 million for the nine months ended September 30, 2014. During the nine months ended September 30, 2015, we derived approximately 88% of our revenue from our direct sales and approximately 12% of our revenue from our commercial coffee sales. The increase in direct selling revenue continues to be attributed primarily to the increase in our product offerings, the increase in the number of distributors selling our product and the increase in the number of customers consuming our products, as well as $7,677,000 in additional revenues derived from the Company’s 2014 and 2015 acquisitions compared to the prior period.

For the first nine months of fiscal 2015, gross profit increased approximately 24.0% to $69.1 million as compared to $55.8 million for the nine months ended September 30, 2014.

For the nine months ended September 30, 2015, the Company reported a net loss of $361,000 as compared to a net income of $1.2 million for the nine months ended September 30, 2014. This was primarily due to the increase in interest expense to $3.3 million for the nine months ended September 30, 2015, compared to $1.6 million in the same period in the prior year and a net change in fair value of warrant derivative liability expense of $1.2 million for the nine months ended September 30, 2015, compared to $273,000 for the same period in the prior year, offset by the increase in operating income by $282,000 for the nine months ended September 30, 2015, compared to the same period in the prior year and the reduction in income tax expense to a tax benefit of $431,000 for the nine months ended September 30, 2015, compared to a tax expense of $416,000 for the same period in the prior year.

Conference Call Information

Youngevity International will host a conference call today, Monday, November 16, 2015 at 10:00 AM Eastern Standard Time (7:00 AM Pacific Standard Time), to discuss the Company's third quarter financial results, which it plans to release prior to the open of the market today.

Investors can access the conference call by dialing Toll: +1 (609) 318-0024 and entering the access code: 307-730-091. It is advised that you dial-in at least five minutes prior to the call.

The conference call will be recorded and available for replay shortly after the conclusion of the call. Recorded calls are available in the Investor Relations section of Youngevity International's website:http://ygyi.com/calls.php

Non-GAAP Financial Measure - Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G. Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our Company and our management team. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing the Company's operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

The Company defines Adjusted EBITDA as earnings (net income or loss) before interest, taxes, depreciation and amortization, as adjusted to eliminate the effects of stock-based compensation, change in fair value of warrant derivative and non-cash impairment loss. A reconciliation of Adjusted EBITDA to net income is set out in the tables at the end of this press release.

About Youngevity International, Inc.

Youngevity International Inc., (OTCQX: YGYI) (www.YGYI.com ) is a fast-growing, innovative, multi-dimensional company that offers a wide range of consumer products and services, primarily through person-to-person selling relationships that comprise a "network of networks." The Company also is a vertically-integrated producer of the finest coffees for the commercial, retail and direct sales channels.  The Company was formed after the merger of Youngevity Essential Life Sciences (www.Youngevity.com) and Javalution Coffee Company in the summer of 2011, and changed its name to Youngevity International Inc. from AL International, Inc. in July 2013.  For more information, visit www.YGYI.com or find us on Facebook https://www.facebook.com/Youngevity or follow us on Twitter @youngevity https://twitter.com/youngevity

Safe Harbor Statement

This release includes forward-looking statements on our current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," “excited”, "believes," "estimates," and similar expressions. The forward-looking statements contained in this press release include statements regarding the continued strong demand for our products and ongoing consumer growth, and our positioning to deliver a record year. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict such as our ability to continue our financial performance, our ability to enter new markets and continue our growth and the other factors described in our filings with the SEC.  Copies of these filings are available at www.sec.gov. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Table Follows

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues	$41,326	$37,619	$116,876	$96,740
Cost of revenues	16,293	16,641	47,752	40,984
Gross profit	25,033	20,978	69,124	55,756
Operating expenses
Distributor compensation	17,387	14,470	47,261	38,172
Sales and marketing	2,374	2,167	6,087	5,434
General and administrative	4,215	3,103	12,056	8,712
Total operating expenses	23,976	19,740	65,404	52,318
Operating income	1,057	1,238	3,720	3,438

Interest expense, net	(1,101)	(710)	(3,280)	(1,593)
Change in fair value of warrant derivative liability	1,069	(273)	(1,232)	(273)
Total other expense	(32)	(983)	(4,512)	(1,866)
Net income (loss) before income taxes	1,025	255	(792)	1,572
Income tax (benefit) provision	609	70	(431)	416
Net income (loss)	$416	$185	$(361)	$1,156

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Income
(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income (loss)	$416	$185	$(361)	$1,156
Add:
Interest expense	1,101	710	3,280	1,593
Income tax (benefit) provision	609	70	(431)	416
Depreciation	325	203	895	509
Amortization	540	480	1,578	1,439
EBITDA	2,991	1,648	4,961	5,113
Stock based compensation	161	140	436	387
Change in the fair value of warrant derivative liability	(1,069)	273	1,232	273
Adjusted EBITDA	$2,083	$2,061	$6,629	$5,773

Contacts:

Youngevity International

David Briskie
President & Chief Financial Officer
1 800 982 3189 X6500

PCG Advisory Group

Investors:
Chuck Harbey
Managing Director, Corporate Advisory
Phone + 1 646 863 7997

Media:
Sean Leous
Managing Director, Public Relations
Phone + 1 646-863-8998